                                              Filed pursuant to Rule 433
                                              Registration Statement 333-137902
                                              Dated Nov. 12, 2008

CRUDE OIL
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The PowerShares DB Crude Oil Double Long Exchange Traded Note (Symbol: DXO),
PowerShares DB Crude Oil Long Exchange Traded Note (Symbol: OLO), PowerShares
DB Crude Oil Short Exchange Traded Note (Symbol: SZO) and PowerShares DB Crude
Oil Double Short Exchange Traded Note (Symbol: DTO) (collectively, the
"PowerShares DB Crude Oil ETNs") are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of an oil-based commodity index.

All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Oil (the "Index") which is designed to reflect the performance of certain crude oil futures contracts plus the returns from investing in 3 month United States Treasury bills. The Long and Double
Long ETNs are based on the Optimum Yield(TM) version of the Index and the Short and Double Short ETNs are based on the standard version of the Index. The
Optimum Yield(TM) version of the index attempts to minimize the negative effects of contango and maximize the positive effects of backwardation by applying flexible roll rules to pick a new futures contract when a contract expires. The standard version of the index, which does not attempt to minimize the negative effects of contango and maximize the positive effects of backwardation, uses static roll rules that dictate that an expiring futures contract must be replaced with a contract having a pre-defined expiration date.

Investors can buy and sell PowerShares DB Crude Oil ETNs at market price on the
NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. Investors may redeem PowerShares DB ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter subject to the procedures described in the pricing supplement which include a fee of up to $0.03 per security.

Fact Sheet     Prospectus

Financial Details
                                        DXO           OLO           SZO           DTO
Last Update                             11/10/2008    11/10/2008    11/10/2008    11/10/2008
                                        4:14 PM EST   4:15 PM EST   4:15 PM EST   4:14 PM EST
Price                                   5.00          12.63         46.50         78.59
Indicative Intra-day Value              4.99          12.58         46.52         78.48
Last End of Day RP Value                4.989         12.583        46.517        78.479
Last Date for End of Day Value          11/10/2008    11/10/2008    11/10/2008    11/10/2008

Index History(1) (Growth of $10,000)
[GRAPHIC]

PowerShares DB Crude Oil ETN
& Index Data

Ticker Symbols
Crude Oil Double Long            DXO
Crude Oil Long                   OLO
Crude Oil Short                  SZO
Crude Oil Double                 DTO
Short

Intraday Indicative Value
Symbols
Crude Oil Double Long          DXOIV
Crude Oil Long                 OLOIV
Crude Oil Short                SZOIV
Crude Oil Double               DTOIV
Short

CUSIP Symbols
Crude Oil Double Long      25154K882
Crude Oil Long             25154K866
Crude Oil Short            25154K874
Crude Oil Double           25154K809
Short

Details
ETN price at listing          $25.00
Inception date               6/16/08
Maturity date                 6/1/38
Yearly investor fee            0.75%
Listing exchange           NYSE Arca
DB Optimum Yield(TM)           DBLCOCLT
Crude Oil Index
DB Standard Crude            DBRCLTR
Oil Index

Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations(3)
S&P rating                       AA-
Moody's rating                   Aa1

Risks
o Non-principal protected
o Leveraged losses
o Subject to an investor fee

Fund Performance & Index History (%)(1)
As of 9/30/2008                               1 Year  3 Year  5 Year  10 Year  Inception
Index
Deutsche Bank Liquid Commodity Index-          64.31   16.97   64.75    56.70   -45.06
Optimum Yield Oil(TM) +2x Levered
Deutsche Bank Liquid Commodity Index-          36.37   13.49   34.18    31.33   -24.14
Optimum Yield Oil(TM) +1x Levered
Deutsche Bank Liquid Commodity Index-Oil(TM)  -29.32   -7.40  -20.81   -24.56    30.10
-1x Levered
Deutsche Bank Liquid Commodity Index-Oil(TM)  -57.36  -24.01  -44.48   -52.52    63.85
-2x Levered
Comparative Indexes(2)
S&P 500 Index                                 -21.98    0.22    5.17     3.06   -13.12
Lehman U.S. Aggregate Bond Index                3.65    4.15    3.78     5.20    0.47

Long Index Weights
As of 11/10/2008
Commodity                      Contract Expiry Date    Weight (%)
Light Crude                               6/22/2009           100

Short Index Weights
As of 11/10/2008
Commodity                      Contract Expiry Date    Weight (%)
Light Crude                              12/19/2008         80.04
Light Crude                              11/20/2008         19.96
Source: DB, Bloomberg

(1)Index history is for illustrative purposes only and does not represent actual PowerShares DB Crude Oil ETN performance. PowerShares DB Crude Oil ETN hypothetical historical performance is based on a combination of the monthly returns from the relevant Commodity Index (as defined below) plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Crude Oil ETNs less the investor fee. Index history for the Long and Double Long ETNs is based on the Deutsche Bank Liquid Commodity Index-Optimum Yield Crude Oil(TM) and index history for the Short and Double Short ETNs is based on the standard version of the Deutsche Bank Liquid Commodity Index-Light Crude(TM) (the "Commodity
Indexes"). The Commodity Indexes are intended to reflect changes in the market value of certain crude oil futures contracts. The T-Bill Index is intended to approximate returns from investing in 3- month United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged and you cannot invest directly in an index. PAST PERFORMANCE DOES NOT
GUARANTEE FUTURE RESULTS. For current Index and DB Crude Oil ETN performance go to www.powersharesetns.com or http://dbfunds.db.com/notes.

o Limitations on repurchase
o Concentrated exposure to Crude oil
o Acceleration risk

Benefits
o Leveraged and short notes
o Low cost
o Intraday access
o Listed
o Transparent
o Tax treatment(4)

(2)The S&P 500 is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Lehman Aggregate Total Return Bond Value Unhedged USD Index is a
measurement of change in bond market conditions based on the performance of a specified group of bonds.

(3)The PowerShares DB Crude Oil ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the
PowerShares DB Crude Oil ETNs.

An investment in the PowerShares DB Crude Oil ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

The PowerShares DB Crude Oil ETNs are senior unsecured obligations of Deutsche
Bank AG, London Branch that are linked to the Index. The rating of Deutsche
Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Crude Oil ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Crude Oil ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Crude Oil ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Crude Oil
ETNs is not equivalent to a direct investment in the index or index components.
The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Crude Oil ETNs even if the value of the relevant index has increased. If at any time the redemption value of the
PowerShares DB Crude Oil ETNs is zero, your investment will expire worthless.
Deutsche Bank may accelerate the PowerShares DB Crude Oil ETNs upon the occurrence of a regulatory event as described in the pricing supplement.
Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Crude Oil ETNs.
Sales in the secondary market may result in losses. An investment in the
PowerShares DB Crude Oil ETNs may not be suitable for all investors.

The PowerShares DB Crude Oil ETNs are concentrated in crude oil commodity futures contracts. The market value of the PowerShares DB Crude Oil ETNs may be influenced by many unpredictable factors, including, among other things, volatile oil prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The DB Crude Oil
ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Crude Oil Double Long ETN and DB Crude Oil Double Short ETN
are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

(4)Deutsche Bank AG, London Branch, Invesco PowerShares and their affiliates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including

attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

                       Certain marketing services may be provided for these
                       products by Invesco Aim Distributors, Inc. or its
                       affiliate, Invesco PowerShares Capital Management LLC.
                       Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC and Invesco Aim
Distributors, Inc. are indirect, wholly owned subsidiaries of Invesco Ltd.

An investor should consider the PowerShares DB Crude Oil ETNs' investment objective, risks, charges and expenses carefully before investing.